EX 99.1
Quest Diagnostics Elects Tracey C. Doi to Board of Directors

SECAUCUS, N.J., August 17, 2021 /PRNewswire/ -- Quest Diagnostics (NYSE: DGX), the world's leading provider of diagnostic information services, today announced that its Board of Directors has elected Ms. Tracey C. Doi to serve as a director. Including Ms. Doi, the company's Board has 10 members.

Ms. Doi is the Chief Financial Officer of Toyota Motor North America, where she is responsible for accounting, finance, tax and enterprise strategy. As an executive member of the North America Management Committee, Ms. Doi sets strategy and mid-to-long-term business plans, and drives initiatives to increase competitiveness in manufacturing, sales, marketing, digital technology and supply chain. She is a change agent skilled in strategic planning, business analytics, enterprise systems, risk and corporate governance.

"As a financial expert with decades of strategic operational experience in large, complex companies, Tracey’s insights will be helpful as we continue to grow and strengthen our capabilities in the evolving health care landscape," said Steve Rusckowski, Chairman, CEO and President. "We are pleased to welcome her to our Board."

Timothy M. Ring, Lead Independent Director, added: "Tracey brings strong leadership, innovation and collaboration skills to our Board. We are fortunate that she has joined our Board."

Ms. Doi serves as an independent trustee of SunAmerica Series Trust and Season Series Trust, and on the board of City National Bank, a Royal Bank of Canada Company. She served on the Federal Reserve Bank of San Francisco Economic Advisory Council from 2009 to 2016. Ms. Doi is an active board member of the National Asian American Pacific Islander Chamber of Commerce, 50/50 Women on Boards, and the Japanese American National Museum.

About Quest Diagnostics Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com

CONTACT: For further information: Dennis Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900